Exhibit 99.1

JAKKS Pacific(TM) Reports Dismissal of Two of Three Substantive Federal Causes of Action in First Round of Motions to Dismiss WWE Action

Friday March 31, 7:20 pm ET

MALIBU, Calif.--(BUSINESS WIRE)--March 31, 2006--JAKKS Pacific, Inc. (Nasdaq:JAKK - News) today announced that the U.S. District Court for the Southern District of New York, in the action captioned World Wrestling Entertainment, Inc. v. JAKKS Pacific, Inc., et al., 1:04-CV-08223-KMK (the "WWE Action"), dismissed two of the three substantive federal claims brought against the Company by WWE. The Court granted the Company's motion to dismiss WWE's Robinson-Patman and Sherman Act claims, but denied the Company's motion to dismiss directed to the sufficiency of WWE's allegation of a RICO enterprise.

In so doing, the Court specifically noted that it was not ruling on several additional grounds advanced by the Company to dismiss WWE's RICO claim. Under the bifurcated briefing schedule ordered by the Court, the Company will be moving to dismiss the WWE's RICO claim -- which is now WWE's sole basis for its assertion that the United States District Court has jurisdiction over the WWE Action -- on a variety of additional legal grounds.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names, including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International(TM), Road Champs®, Child Guidance®, Pentech®, Trendmasters®, Toymax®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JPI(TM) and Plug It In & Play TV Games(TM). JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakkspacific.com.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

Contact:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
gennar@jakks.net
or
Integrated Corporate Relations
John Mills, 310-395-2215
jmills@icrinc.com